EXHIBIT 4.5




           1996-1 AMENDMENT TO THE FHP INTERNATIONAL
           CORPORATION EMPLOYEE STOCK OWNERSHIP PLAN

                    AMENDMENT 1996-1

            FHP INTERNATIONAL CORPORATION
            EMPLOYEE STOCK OWNERSHIP PLAN

          WHEREAS, FHP International Corporation (the "Company") maintains the FHP International Corporation Employee Stock
Ownership Plan (the "Plan"); and

          WHEREAS, the Company has the right to amend the Plan in accordance with Section 13.01 of the Plan; and

          WHEREAS, the Company desires to amend the Plan in order to (i) merge the TakeCare Savings and Retirement Plan into the Plan, (ii) add an employer stock bonus contribution feature to the Plan which is separate from the Plan's existing ESOP feature,
(iii) modify the Plan's matching contribution formula, (iv) decouple the Plan's matching contribution feature from its leveraged ESOP feature, (v) prohibit employees of certain professional medical and dental corporations which are "Affiliates" (as defined in Section 1.02 of the Plan) from being eligible to receive an allocation under the Plan's ESOP feature,
(vi) allow participants to elect to change the rate of their 401(k) deferrals and to switch the investment funds in which their accounts are invested on a monthly basis, and (vii) make certain other clarifying and conforming changes to the Plan.

          NOW, THEREFORE, the Plan is hereby amended, effective
January 1, 1996, except as otherwise provided below, as follows:

          1. The Introduction to the Plan is amended by adding the following at the end thereof:

          "Effective January 1, 1996, the TakeCare Savings and Retirement Plan was merged into this Plan, with this Plan the survivor of such merger. In addition, effective as of January 1, 1996, this Plan was amended to add an employer stock bonus contribution feature (within the meaning of Treasury Regulation Section 1.401-1(b)(1)(iii)) which is separate from the existing part of the Plan intended to qualify as an employee stock ownership plan under Code Section 4975(e)(7)."

          2. Section 1.01 of the Plan is amended to read as follows:

     "1.01     ACCOUNTS

          'Accounts' means a Participant's Employer
     Contribution Account, Pretax Deferral Account, Employer
     Stock Bonus Account, New Matching Contributions
     Account, TakeCare Account, and Rollover Account.  These
     Accounts are described in Section 4.01 of the Plan."

          3. Section 1.13 of the Plan is amended to read as follows:

     "1.13     EMPLOYER CONTRIBUTION

          'Employer Contribution' means contributions to the Plan made by an Employer pursuant to Sections 3.03,
     3.04 and 3.10. It includes the Employer Matching Contribution described in Section 3.03, the Employer ESOF Contribution described in Section 3.04, and the Employer Stock Bonus Contribution described in Section 3.10."

          4.   Section 1.23 of the Plan is amended, effective
January 1, 1995, to read as follows:

     "1.23     LIMITATION YEAR

          'Limitation Year' shall mean effective January l, 1995, the 12-month period beginning on January 1 and ending on December 31. Consistent with the foregoing, the period from July 1, 1994 through December 31, 1994 shall be a "limitation period" (within the meaning of Treasury Regulation Section 1.415-2(b)(4)) with respect to the Plan."

          5.   Section 1.38 of the Plan is amended, effective
January 1, 1995, to read as follows:

     "1.38     VALUATION DATE

          'Valuation Date' means the last day of each month. Valuation Date may also mean any date selected by the Committee in the event the Committee, in its sole discretion, determines that events affecting the market value of the Trust Fund require an interim Valuation Date."

          6. Section 3.01(b) of the Plan is amended to read as follows:

     "(b) CHANGE IN PERCENTAGE OR SUSPENSION OF DEFERRALS.

          A Participant's Pretax Deferral percentage rate will remain in effect, notwithstanding any change in his Compensation, until he terminates employment or elects to change the percentage. A Participant may elect to change his deferral percentage as of the first day of any month provided the election is delivered to the Committee on or before the last day of the month prior to the effective date of the change.

          A Participant may suspend his Pretax Deferrals at any time. The suspension will be effective as soon as administratively possible following receipt of an election form from the Participant. A Participant may resume making Pretax Deferrals on the first day of any month after the effective date of his election to suspend Pretax Deferrals. To resume Pretax Deferrals the Participant must make an election on or before the last day of the month prior to the effective date of the change."

          7.   Article III of the Plan is amended to add a new
Section 3.10 at the end thereof as follows:

     "3.1      EMPLOYER STOCK BONUS CONTRIBUTIONS

          The amount of Employer Stock Bonus Contributions, if any, for each Plan Year will be determined by the Board in its sole discretion. The Employer Stock Bonus Contributions may be made in cash and/or shares of Stock, as determined by the Board in its sole discretion."

          8. Section 4.01 of the Plan is amended in its entirety to read as follows:

     "4.01     PARTICIPANT ACCOUNTS

          The Committee will maintain the following Accounts for each Participant:

          (a)  An EMPLOYER CONTRIBUTION ACCOUNT which is:

               (i)  credited with the Participant's
          share of Employer Matching Contributions made under this Plan before January 1, 1996 and Employer ESOP Contributions;

               (ii)  credited with the balance of his
          PAYSOP Account transferred to this Account as of July 1, 1994;

               (iii) adjusted for investment results
          and expenses; and

               (iv)  charged with distributions.

          (b)  A PRETAX DEFERRAL ACCOUNT which is:

               (i)  credited with the Participant's
          Pretax Deferrals made under this Plan on and after July 1, 1987;

               (ii)  credited with his Pretax Deferral
          Account transferred to this Plan from the FHP
          Corporation Tax Savings Plan as of July 1,
          1987;

               (iii) adjusted for investment results
          and expenses; and

               (iv)  charged with withdrawals and
          distributions.

          (c)  An EMPLOYER STOCK BONUS ACCOUNT which is:

               (i)  credited with the Participant's
          share of Employer Stock Bonus Contributions;

               (ii) adjusted for investment results and expenses; and

               (iii) charged with distributions.

          (d) A NEW MATCHING CONTRIBUTIONS ACCOUNT which is:

               (i)  credited with the Participant's
          share of Employer Matching Contributions made under this Plan on or after January 1, 1996;

               (ii)  adjusted for investment results
          and expenses; and

               (iii) charged with distributions.

          (e)  A TAKECARE ACCOUNT which is:

               (i)  credited with the Participant's
          Salary Deferral Account, Matching
          Contribution Account, Qualified Nonelective
          Contribution Account and Rollover Account transferred to this Plan from the TakeCare
          Savings and Retirement Plan as of January 1,
          1996;

               (ii) adjusted for investment results and expenses; and

               (iii) charged, with distributions.

          (f)  A ROLLOVER ACCOUNT which is:

               (i)  credited with the Participant's
          Rollover Contributions made to this Plan on and after July 1, 1987;

               (ii) credited with his Rollover Account
          transferred to this Plan from the FHP
          Corporation Tax Savings Plan as of July 1,
          1987;

               (iii) adjustment for investment results
          and expenses; and

               (iv) charged with withdrawals and
          distributions."

          9. The first paragraph of Section 4.03(a) of the Plan is amended to read as follows:

          "(a) The Employer Matching Contributions for each
     Plan Year beginning on or after January 1, 1996 are allocated as of the last day of the Plan Year to the New Matching Contribution Account of each person who was a Participant during the Plan Year, provided the Participant:"

          10. Subsections 4.03(b) and 4.03(c) of the Plan are amended to read as follows:

          "(b) Each Participant who meets the requirements of Subsection (a) above is allocated a portion of the Employer Matching Contributions for a Plan Year as follows:

               (i)  if the Participant has completed
          less than five years of Service as of the last day of such Plan Year, the Participant's portion of the Employer Matching
          Contributions for such Plan Year shall equal
          50% of the amount of his Pretax Deferrals for the Plan Year which do not exceed six percent of his Compensation for the Plan Year; or

               (ii) if the Participant has completed at least five Years of Service as of the last day of such Plan Year, the Participant's portion of the Employer Matching
          Contributions for such Plan Year shall equal
          100% of the amount of his Pretax Deferrals for the Plan Year which do not exceed six percent of his Compensation for the Plan
          Year.

          (c)  (Reserved.)

          11.  Subsections 4.04(c) is amended to read as follows:

          "(c) If the Committee determines, in its discretion, that allocations of Employer Matching Contributions to Participants' New Matching Contributions Accounts for a Plan Year do not meet one of the requirements of Subsection (b), the Committee will determine, in its discretion, the amount of Employer Matching Contributions of certain Participants who are Highly Compensated Employees which must be reduced in order to meet one of the requirements of Subsection (b). The reduction will be accomplished by reducing the allocations to Participants who are Highly Compensated Employees in order of their Actual Contribution Percentage rates, beginning with the Participant with the highest percentage rate and decreasing in descending order until one of the requirements of Subsection (b) is met. The reduced amounts will be added to the Employer Stock Bonus Contribution for the Plan Year and allocated among all Participants as provided in Section 4.06."

          12. Subsection 4.05(a) of the Plan is amended to read as follows:

          "(a) The Employer ESOP Contributions for each Plan
     Year are allocated as of the last day of the Plan Year to the Employer Contribution Account of each Participant, provided the Participant:

               (i)  is employed as an Eligible Employee
          by the Company or one of its subsidiaries which is part of the same controlled group of corporations (within the meaning of Code
          Section 414(b)) on the last day of the Plan
          Year; or

               (ii) terminated employment with the
          Company or one of its subsidiaries which is part of the same controlled group of corporations (within the meaning of Code
          Section 414(b)) during the Plan Year on or after attaining ape 65 or by reason of death;
          or

               (iii) become Permanently and Totally
          Disabled during the Plan Year while employed by the Company or one of its subsidiaries which is part of the same controlled group of corporations (within the meaning of Code
          Section 414(b)) on the last day of the Plan
          Year."

          13.  Article IV of the Plan is amended by adding a new
Section 4.06 at the end thereof to read as follows:

     "4.06     ALLOCATION OF EMPLOYER STOCK BONUS
               CONTRIBUTIONS

          (a) The Employer Stock Bonus Contributions for each Plan Year are allocated as of the last day of the Plan Year to the Employer Stock Bonus Account of each
     Participant, provided the Participant:

               (i)  is employed as an Eligible Employee
          on the last day of the Plan Year; or

               (ii) terminated employment during the
          Plan Year on or after attaining age 65; or

               (iii) died while employed during the
          Plan Year; or

               (iv) became Permanently and Totally
          Disabled during the Plan Year.

          (b) Each Participant who meets the requirements of Subsection (a) above is allocated a portion of the Employer Stock Bonus Contributions equal to the total Employer Stock Bonus Contributions for the Plan Year times the ratio of his Compensation for the Plan Year to the total of all such Participants' Compensation for the Plan Year.

          (c) If any portion of the Employer Stock Bonus Contributions is contributed in shares, the allocation of such portion to Participants' Employer Stock Bonus Accounts will be made in shares and fractions of shares to the nearest thousandth of a share."

          14. Section 5.01 of the Plan is amended to read as follows:

     "5.01     ESTABLISHMENT OF ESOP SUSPENSE SUBFUND

          Financed Shares acquired by the ESOP Fund with the proceeds of an Exempt Loan are held in an ESOP Suspense
     Subfund.  Some or all of the Employer ESOP
     Contributions may be applied to repay any outstanding
     Exempt Loan."

          15. The first paragraph of Section 5.03 as well as Subsection 5.03(a) of the Plan are amended to read as follows:

          "Shares of Stock released from the ESOP Suspense Subfund for a Plan Year are held in the ESOP Fund on an unallocated basis until allocated by the Committee. Shares of Stock released in connection with a payment on an Exempt Loan from Employer ESOP Contributions are allocated as described in Subsection (a). Shares of Stock released in connection with a payment on an Exempt Loan from cash dividends on Stock are allocated as described in Subsection (b).

          (a) A Participant who received an allocation of Employer ESOP Contributions for the Plan Year will receive an allocation of Stock as of the last day of the Plan Year equal to:

               (i)  the total shares released in
          connection with all payments on an Exempt
          Loan during the Plan Year from Employer ESOP
          Contributions, times

               (ii) the ratio of his allocation of
          Employer ESOP Contributions for the Plan Year to the total Employer Contributions for the Plan Year. Stock will be allocated in shares and fractions of shares to the nearest thousandth of a share.

          At the time of such allocation of shares of Stock, the Participant's Employer Contributions Account will be debited with its share of the Trust's cash payments on the Exempt Loan."

          16. The first sentence of Section 6.03(d) of the Plan is amended to read as follows:

          "Fourth, the excess allocations of Employer
     Matching Contributions and if necessary Employer ESOP
     Contributions and Employer Stock Bonus Contributions will be removed from the Participant's New Matching
     Contributions Account, Employer Contribution Account and Employer Stock Bonus Contribution Account, respectively, and will be reallocated to other
     Participants' New Matching Contributions Account,
     Employer Contribution Account and Employer Stock Bonus
     Contribution Account, as applicable."

          17. The first two paragraphs of Section 7.01 of the Plan are amended to read as follows:

          "Each Participant's Accounts are invested in the Trust Fund. The Participant's Employer Contribution Account and Employer Stock Bonus Account are invested primarily in Stock. Except as provided in Section 7.16, the Participant has no right to direct the investments of such Accounts. Each Participant has the right to direct the investment of his existing and future Pretax Deferrals Account and New Matching Contributions Account, his TakeCare Account, and his Rollover Account in any of the Plan's Investment Funds. Any investment direction by the Participant with respect to his existing and future Pretax Deferrals Account shall be applied in the same manner to the investment of his New Matching Contributions Account, TakeCare Account, and Rollover Account. The
     Committee will select the Investment Funds available under the Plan. Upon enrollment, reenrollment, and as of the first day of any month, the Participant may designate the Investment Fund(s) in which his existing and future Pretax Deferrals and Employer Matching Contributions, if any, are invested. A Rollover Contribution must be accompanied by a written notice to the Committee designating the Investment Funds in which the contribution will be invested. The Committee will establish uniform nondiscriminatory rules regarding the designation of Investment Funds."

          18.  The first sentence of the fifth paragraph of
Section 7.01 of the Plan is amended to read as follows:

          "With respect to Stock held in a Participant's
     Pretax Deferrals Account, New Matching Contributions
     Account, TakeCare Account and Rollover Account, the
     Committee shall take such actions and establish such procedures as it deems necessary to ensure the confidentiality of information relating to the purchase, sale, and holding of such Stock, and the exercise of voting, tender and similar rights with respect to Stock by a Participant or his or her Beneficiary."

          19. The first sentence of Section 7.02 of the Plan is amended to read as follows:

          "Each Participant has the right as of the first day of any month to have all or part of his Pretax
     Deferrals Account, New Matching Contributions Account,
     TakeCare Account and Rollover Account transferred between the Investment Funds."

          20. Subsections 7.12(a) and 7.12(b) are amended to read as follows:

          "(a) Stock received by the Trust as a result of a Stock split or Stock dividend on Stock held in Participant's Employer Contribution Account, New Matching Contributions Account, and Employer Stock Bonus Account, as applicable, will be allocated as of the Valuation Date coincident with or following the date of such split or dividend, to each Participant who has an Employer Contribution account, New Matching Contributions Account and/or Employer Stock Bonus allocated will bear substantially the same proportion to the total number of shares received as the number of shares in such Account of the Participants immediately before the allocation. The shares will be allocated to the nearest one thousandth of a share.

          (b) Stock received by the Trust as a result of a Stock split or Stock dividend on Stock held in Participant's Pretax Deferral Account, TakeCare Account and Rollover coincident with or following the date of such split or dividend, to each Participant who has a Pretax Deferral, TakeCare Account and/or Rollover Account, as applicable. The amount allocated will bear substantially the same proportion to the total number of shares received as the number of shares in such Account bears to the total number of shares allocated to such Accounts of all Participants immediately before the allocation. The shares will be allocated to the nearest one thousandth of a share."

          21. Subsections 7.14(a) and 7.14(c) are amended to read as follows:

          "(a) Stock purchased with dividends on Stock held in Participants' Employer Contributions Accounts and Employer Stock Bonus Accounts will be allocated to each Participant's Employer Contributions Account, New Matching Contributions Account and Employer Stock Bonus Account."

          "(c) Stock purchased with dividends on Stock held in Participants' Pretax Deferral Accounts, TakeCare
     Accounts and Rollover Accounts will be allocated to each Participant's Pretax Deferral Account, TakeCare
     Account and Rollover Account."

          22. Section 8.01 of the Plan is amended to read as follows:

     "8.01     POST AGE 59-1/2 WITHDRAWALS

          A Participant who has attained age 59-1/2 may withdraw up to one hundred percent of the value of his Pretax Deferral Account, the TakeCare Account and the
     Rollover Account, determined as of the most recent
     Valuation Date (a) which precedes the date the withdrawal request is received by the Committee on a written form prescribed by the Committee, and (b) for which the allocation process described in Section 7.03 has been completed. A Participant may not withdraw from his Employer Contribution Account, New Matching
     Contributions Account or Employer Stock Bonus Account except as provided in Articles IX, X, and XI."

          23. The first sentence of Section 8.02 of the Plan is amended to read as follows:

          "A Participant who has a financial hardship may withdraw up to one hundred percent of the value of his Pretax Deferral Account, TakeCare Account and Rollover Account, determined as of the most recent Valuation Date (a) which precedes the date the withdrawal request is received by the Committee on a written form prescribed by the Committee, and (b) for which the allocation process described in Section 7.03 has been completed."

          24. Subsection 8.02(a)(iii) of the Plan is amended to read as follows:

               "(iii) The amount to be withdrawn may
          not exceed the smaller of (A) the total
          value, determined under this Section 8.02, of the sum of the Participant's Pretax Deferral
          Account, TakeCare Account and Rollover
          Account or (B) the amount necessary to meet the Participant's financial hardship.

          Effective January 1, 1989, a Participant may not withdraw any earnings credited to his Pretax Deferral
     Account and TakeCare Account on and after such date."

          25. The first sentence of Section 8.05 of the Plan is amended to read as follows:

          "A Participant who is actively employed by an Affiliate may borrow from his Pretax Deferral Account, TakeCare Account and Rollover Account in accordance with the terms and conditions for loans established by the Committee."

          26. The first sentence of Subsection 8.05(d)(ii) is amended to read as follows:

          "50% of the vested portion of the Participant's
     Pretax Deferral Account, TakeCare Account and Rollover
     Account under this Plan valued on the Applicable
     Valuation Date immediately before the date the request for a loan is received."

          27. Subsection 8.05 is amended by adding the following subsection (j) to the end thereof:

          "(j) This subsection (j) is effective as of January 13, 1996 and applies only to Participants who
     (i) were employed by FHP Fountain Valley Hospital ("FHP Hospital") on or before January 13, 1996, (ii) had an outstanding loan under the Plan as of January 13, 1996 and (iii) became employed by Orange Coast Memorial Hospital on January 14, 1996. A participant who satisfies the requirements of the preceding sentence is referred to herein as a "Qualified Participant."

          Notwithstanding anything else contained herein to the contrary, Qualified Participants may repay loans under this Plan by payroll deduction in accordance with paragraph (g) of this Section 8.05 except that Orange Coast Memorial Hospital shall remit such payroll deductions to the Trustee. The repayment period with respect to a loan subject to this Section 8.05(j) shall be the same as the original repayment period of such loan, provided that such period of repayment, including any extensions resulting from the consolidation of a loan into a subsequent loan, shall not extend beyond five years from the original date of the loan. This five year limit shall not apply to any portion of the loan used to acquire the Participant's principal residence."

          28. Subsection 10.02(a) of the Plan is amended to read as follows:

          "(a) The vested portion of a Participant's Pretax Deferral Account, TakeCare Account, Rollover Account and the portion of his Employer Contribution Account attributable to his former PAYSOP Account is always one hundred percent."

          29. The text of Subsection 10.02(b) preceding the first colon appearing therein is amended to read as follows:

          "The vested portion of a Participant's Employer
     Contribution Account, New Matching Contributions
     Account and Employer Stock Bonus Account is based on his Service as of the date his employment terminates, as follows:"

          30. Section 10.03 of the Plan is amended to read as follows:

     "10.03    EFFECT OF TERMINATION OF EMPLOYMENT: PERIOD
               OF SEVERANCE AND REEMPLOYMENT

          (a) If a Participant terminates employment when he is not one hundred percent vested in his Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus Account, the non-vested portion of his Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus Account, is forfeited on the date of termination. A Participant who ceases to participate in the Plan and whose nonforfeitable percentage in his Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus Account is zero, shall be deemed to have received a complete distribution of the nonforfeitable portion of his Employer Contributions Account, New Matching Contributions Account and Employer Stock Bonus Account. If the Participant is reemployed before the date on which he incurs a five year Period of Severance, the portion of his Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus Account, which was forfeited is reinstated as of the date he is reemployed. If the Participant later terminates Employment before he is one hundred percent vested in his Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus Account, the vested portion of such Accounts will not be determined under Section 10.02(b). Instead, such vested portion will be determined by multiplying the appropriate vested portion from Section 10.02(b) times the sum of (i) plus (ii) and then subtracting (ii) from the result. For this purpose:

               (i)  is the value of (and/or the number
          of shares in) the Participant's Employer
          Contribution Account, New Matching
          Contributions Account and Employer Stock
          Bonus Account, as of the Valuation Date
          coinciding with or immediately following his most recent termination of employment; and

               (ii) is the amount (and/or the number of shares) previously distributed to the
          Participant due to his prior termination of employment.

          (b) If a Participant terminates employment when he is not one hundred percent vested in his Employer
     Contribution Account, New Matching Contributions
     Account and Employer Stock Bonus Account, and is reemployed after incurring a five year Period of Severance, the portion of his Employer Contribution
     Account, New Matching Contributions Account and
     Employer Stock Bonus Account that was forfeited as a result of his termination of employment will not be reinstated."

          31. Section 10.04 of the Plan is amended to read as follows:

     "10.04    DISPOSITION OF FORFEITURES

          All amounts forfeited under any provisions of this Plan are first applied to reinstate forfeited amounts of other Participants pursuant to Section 10.03(a).
     Any remaining forfeitures are used to reduce the Employer Contributions required pursuant to Sections 3.03, 3.04 and 3.10 for the Plan Year in which they are forfeited. Forfeitures are first charged against the portion of a Participant's Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus Account not invested in Stock, with any balance charged against the remainder of his Employer Contribution Account, New Matching Contributions Account and Employer Stock Bonus
     Account at the fair market value of Stock. Financed Shares are forfeited only after all other amounts in a Participant's Accounts have been forfeited."

          32. Section 11.01 of the Plan is amended by adding the following at the end thereof:

          "Notwithstanding the preceding, to avoid the elimination of an optional form of benefit in connection with the merger of the TakeCare Savings and Retirement Plan into this Plan, amounts credited to a Participant's TakeCare Account which are distributable pursuant to Articles IX and X may, at the Participant's or, if applicable, Beneficiary's election, be distributed in (i) a single cash lump sum, (ii) installments in cash over a period of years determined by the Participant, or (iii) a combination of a partial lump sum in cash and installments in cash over a period of years determined by the Participant."

          33. Subsection 11.02(c) of the Plan is amended to read as follows:

          "(c) If a Participant terminates employment before his Normal Retirement Age and elects pursuant to
     Section 10.01(c) to have his Distribution Date be the Valuation Date coinciding with or immediately following the date he reaches age 65, he shall continue to be allowed to direct the investment of his Pretax Deferral Account, TakeCare Account, New Matching Contributions Account and Rollover Account according to the terms of this Plan until such Accounts are distributed or forfeited."

          34. The first sentence of Subsection 11.03(c)(i) is amended to read as follows:

          "If the distribution is a total distribution, payment of the fair market value of a Participant's Employer Contribution Account and Employer Stock Bonus Account will be made in five substantially equal annual payments."

          35. The text of Subsection 11.04(a) preceding the first colon appearing therein as well as Subsections 11.04(a)(i) and 11.04(a)(ii) of the Plan are amended to read as follows:

          "(a) Notwithstanding any other provision of the Plan, other than the provision requiring the Participant's consent to a distribution in excess of $3,500, a Participant may elect to have his Employer
     Contribution Account and Employer Stock Bonus Account distributed as follows:

               (i)  If the Participant terminates
          employment after attaining his Normal
          Retirement Age, or on account of his death, or Permanent and Total Disability, the distribution of such portion of the Participant's Employer Contribution Account and Employer Stock Bonus Account will begin not later than one year after the close of the Plan Year in which such event occurs unless the Participant elects otherwise under other provisions of this Plan.

               (ii) If the Participant separates from
          service for any reason other than those
          described in clause (i) above, and is not reemployed by the Employer at the end of the fifth Plan Year following the Plan Year in which he terminates employment, distribution of such portion of the Participant's Employer
          Contribution Account and Employer Stock Bonus
          Account will begin not later than one year after the close of the fifth Plan Year following the Plan Year in which the Participant terminates employment unless the
          Participant elects otherwise under other provisions of this Plan."

          IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment 1996-1 to the Plan.


                              FHP INTERNATIONAL CORPORATION



                              By: __/s/ Burke F. Gumbiner__
                              Its:  SVP

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